                                                                                                     Financial Statements
                                                                                                     Item 6(b)3
                                                                                                     Page 1 of 28

Ballard Power Systems Inc.
Consolidated Statements of Operations and Accumulated Deficit
(Expressed in thousands of U.S. dollars, except per share amounts and number of shares)
Unaudited
---------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
                                                     Three months ended September 30,       Nine months ended September 30,
                                                        2002                2001                2002                2001
----------------------------------------------------------------------------------------------------------------------------

Product revenues                                 $     10,829        $      6,199         $      36,702        $     19,416
Engineering service and other revenue                  17,206               3,467                24,943               3,467
                                                 ---------------------------------------------------------------------------
Total revenues                                         28,035               9,666                61,645              22,883

Cost of revenues and expenses:
Cost of product revenues                               14,689               5,441                42,384              17,532
Research and product development                       28,265              20,790                86,972              55,243
General and administrative                              6,071               2,881                17,976               8,366
Marketing                                               2,063                 651                 7,028               2,467
Depreciation and amortization                          11,012               2,411                34,098               6,389
Capital taxes                                              61                 (77)                  190                  66
                                                 ---------------------------------------------------------------------------
                                                       62,161              32,097               188,648              90,063
                                                 ---------------------------------------------------------------------------

Loss before undernoted                                (34,126)            (22,431)             (127,003)            (67,180)
Investment and other income (loss)                     (6,466)              7,504                12,601              19,874
Equity in loss of associated companies                   (779)             (7,423)               (1,584)            (18,445)
Minority interest                                       4,648                 426                21,418               3,690
Business integration and restructuring costs           (2,999)                  -               (16,477)                  -
Gain on issuance of shares by subsidiary                    -                  74                     -                 939
License income                                              -               1,715                     -               1,715
                                                 ---------------------------------------------------------------------------

Loss before income taxes                              (39,722)            (20,135)             (111,045)            (59,407)
Income taxes                                              470                 218                 1,337                 731
                                                 ---------------------------------------------------------------------------
Net loss for period                                   (40,192)            (20,353)             (112,382)            (60,138)
Accumulated deficit, beginning of period             (286,795)           (157,993)             (214,605)           (118,208)
                                                 ---------------------------------------------------------------------------
Accumulated deficit, end of period               $   (326,987)        $  (178,346)         $   (326,987)        $  (178,346)
                                                 ===========================================================================
Loss per share                                   $      (0.38)        $     (0.22)         $      (1.07)        $     (0.67)
                                                 ===========================================================================
Weighted average number of common                 105,344,397          90,482,909           105,219,320          90,088,396
shares outstanding                               ===========================================================================


See accompanying notes to consolidated financial statements.


                                                           Financial Statements
                                                           Item 6(b)3
                                                           Page 2 of 28

Ballard Power Systems Inc.
Consolidated Balance Sheets
Unaudited
-------------------------------------------------------------------------------

                                          September 30, 2002  December 31, 2001
-------------------------------------------------------------------------------
Assets

Current assets:
Cash and cash equivalents                     $   84,483         $  140,774
Short-term investments                           208,755            280,475
Accounts receivable                               32,858             17,312
Inventories                                       31,529             28,046
Prepaid expenses                                   2,368                873
----------------------------------------------------------------------------
                                                 359,993            467,480

Property, plant and equipment                    105,208            109,006
Intangible assets                                146,609            170,453
Goodwill (note 3)                                185,039            184,930
Investments                                       27,260             26,241
Other long-term assets                             2,013              1,209
----------------------------------------------------------------------------
                                              $  826,122         $  959,319
============================================================================

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable and accrued liabilit$es      $   42,960         $   58,111
Deferred revenue                                   4,226              1,944
Accrued warranty liabilities                      21,731             17,818
----------------------------------------------------------------------------
                                                  68,917             77,873

Long-term liabilities                              9,393              7,723
Minority interest                                 15,302             36,517
----------------------------------------------------------------------------
                                                  93,612            122,113

Shareholders' equity:
Share capital  (note 2)                        1,059,497          1,051,811
Accumulated deficit                             (326,987)          (214,605)
----------------------------------------------------------------------------
                                                 732,510            837,206
----------------------------------------------------------------------------
                                              $  826,122         $  959,319
============================================================================

See accompanying notes to consolidated financial statements.

                                                            Financial Statements
                                                            Item 6(b)3
                                                            Page 3 of 28

Ballard Power Systems Inc.
Notes to Consolidated Financial Statements
(Tabular amounts expressed in thousands of U.S. dollars, except per share amounts and number of shares)
Unaudited
--------------------------------------------------------------------------------

1.   Basis of Presentation:

     The accompanying financial information reflects the same accounting policies and methods of application as Ballard's 2001 Annual Report except as described in Notes 2 and 3 below. The accompanying financial information does not include all disclosure required under Canadian generally accepted accounting principles ("GAAP") because certain information included in Ballard's 2001 Annual Report has not been included in this report. These consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in Ballard's 2001 Annual Report.

     Certain comparative figures have been reclassified to conform with the basis of presentation adopted in the current year.

2.   Share Capital:

     Effective January 1, 2002, Ballard adopted, on a prospective basis, the standards in section 3870 of the Canadian Institute of Chartered Accountants Handbook ("CICA") for accounting for stock-based compensation. The new standard requires Ballard to account for direct share awards and grants of options to non-employees using the fair value method of accounting for stock-based compensation. Options granted to employees and directors will be accounted for using the intrinsic value method of accounting for stock-based compensation. Accordingly, no compensation cost has been recognized for such grants of options to employees and directors as the exercise price is equal to the market price of the stock on the date of grant.

     On May 16, 2002, Ballard granted options to purchase 2,586,374 common shares with exercise prices of $24.91 in United States dollars and $38.75 in Canadian dollars per common share. On July 22, 2002, Ballard granted options to purchase an additional 135,000 common shares with exercise prices of $26.30 and $43.80 Canadian dollars per share. Options were granted with vesting periods of between two and three years.

     If compensation costs for Ballard's employee stock option plans had been determined using the fair value method of accounting for stock-based compensation, for the three months ended September 30, 2002 Ballard's net loss would have increased by $4,104,000 to $44,296,000 and the net loss per common share would have increased by $0.04 per share to $0.42 per share. For the nine months ended September 30, 2002, the net loss would have increased by $6,075,000 to $118,457,000 and by $0.06 per share to $1.13 per share.

     The options granted in 2002 had fair values between $7.43 and $18.55 per share. The fair value was determined using the Black-Scholes valuation model assuming an average option life of seven years, no dividends, expected volatility of between 74% to 79% and a risk-free interest rate of 5%.

                                                            Financial Statements
                                                            Item 6(b)3
                                                            Page 4 of 28

Ballard Power Systems Inc.
Notes to Consolidated  Financial Statements Continued
(Tabular amounts expressed in thousands of U.S. dollars, except per share amounts and number of shares)
Unaudited
--------------------------------------------------------------------------------

2.   Share Capital (continued):

     Under the new accounting standard, Ballard's share distribution plan is deemed to be compensatory which resulted in a compensatory charge to the income statement of $1,827,000 and $5,436,000 for the three and nine-month periods ended September 30, 2002, respectively.

     As at September 30, 2002, options to purchase 8,828,604 common shares were outstanding.

3.   Goodwill:

     As of January 1, 2002, Ballard adopted the standard in Section 3062 "Goodwill and Other Intangible Assets", of the Canadian Institute of Chartered Accountants Handbook to be applied prospectively. Under the new standard, goodwill is no longer amortized but tested for impairment on an annual basis and the excess of the carrying value amount over the fair value of goodwill is charged to earnings. For the three and nine months ended September 30, 2001, Ballard recorded $15,000 of goodwill amortization.

4.   Financial Instruments:

     Ballard enters into forward exchange contracts to manage exposure to currency rate fluctuations. The purpose of Ballard's foreign currency hedging activities is to minimize the effect of exchange rate fluctuations on business decisions and the resulting uncertainty on future financial results.

     As at  September  30,  2002,  Ballard  has  forward  contracts  to purchase
     24,987,411 EUR which mature during 2002 and 2003. At September 30, 2002, Ballard would receive $1,390,716 to settle its outstanding forward exchange contracts. As these forward exchange contracts qualify for accounting as hedges, gains or losses are deferred and recognized in the same period and in the same financial statement category as the gains or losses on the corresponding hedged transactions.

                                                            Financial Statements
                                                            Item 6(b)3
                                                            Page 5 of 28

BALLARD POWER SYSTEMS INC.
Consolidated Statements of Operations and Accumulated Deficit
(Expressed in thousands of U.S. dollars, except per share amounts) Years ended December 31, 2001, 2000 and 1999

--------------------------------------------------------------------------------------------
                                                         2001           2000          1999
--------------------------------------------------------------------------------------------

                                                          (Change in currency - note 2)

Product revenues                                  $    32,050    $    25,797     $  20,815
Engineering service revenue                             4,154              -             -
Investment and other income                            24,529         27,902         9,893
--------------------------------------------------------------------------------------------
                                                       60,733         53,699        30,708

Cost of revenues and expenses:
    Cost of product revenues                           33,415         34,578        18,695
    Research and product development                   82,686         54,315        38,945
    General and administrative                         15,046          8,952         7,281
    Marketing                                           3,450          1,973         1,862
    Amortization of intangible assets                   4,550          2,302         2,301
    Capital taxes                                         444            677           298
--------------------------------------------------------------------------------------------
                                                      139,591        102,797        69,382
--------------------------------------------------------------------------------------------

Loss before undernoted                                (78,858)       (49,098)      (38,674)

Equity in loss of associated companies                (23,541)       (21,947)      (12,814)
Minority interest                                       8,002         10,526         4,277
Business integration and restructuring costs (note 3)  (3,700)             -             -
Gain on issuance of shares by subsidiary (note 15)        997         15,561         2,721
License and royalty income (fees) (note 8)              1,797         (7,687)       (1,614)
--------------------------------------------------------------------------------------------

Loss before income taxes                              (95,303)       (52,645)      (46,104)

Income taxes (note 14)                                    858          1,187           480
--------------------------------------------------------------------------------------------

Net loss                                              (96,161)       (53,832)      (46,584)

Accumulated deficit, beginning of year               (118,208)       (64,376)      (17,792)
--------------------------------------------------------------------------------------------

Accumulated deficit, end of year                  $  (214,369)   $  (118,208)    $ (64,376)
============================================================================================

Loss per share (note 16)                          $    (1.05)    $   (0.61)      $  (0.56)
============================================================================================


See accompanying notes to consolidated financial statements.


                                                            Financial Statements
                                                            Item 6(b)3
                                                            Page 6 of 28

BALLARD POWER SYSTEMS INC.
Consolidated Balance Sheets
(Expressed in thousands of U.S. dollars)
December 31, 2001 and 2000

--------------------------------------------------------------------------------------------
                                                                     2001             2000
--------------------------------------------------------------------------------------------

Assets                                                        (Change in currency - note 2)

Current assets:
    Cash and cash equivalents                                 $   140,774      $   181,294
    Short-term investments                                        280,475          301,987
    Accounts receivable (notes 4 and 15)                           17,312           14,476
    Inventories (note 5)                                           28,046           11,078
    Prepaid expenses                                                  873              419
--------------------------------------------------------------------------------------------

                                                                  467,480          509,254

Property, plant and equipment (note 6)                            109,006           54,480

Intangible assets (note 7)                                        170,453           26,849

Goodwill (note 3)                                                 184,930             -

Investments (note 8)                                               26,241           73,697

Other long-term assets                                              1,209            1,067
--------------------------------------------------------------------------------------------

                                                              $   959,319      $   665,347
============================================================================================

Liabilities and Shareholders' Equity

Current liabilities:
    Accounts payable and accrued liabilities (notes 9 and 15) $    59,307      $    18,336
    Deferred revenue                                                1,944              492
    Accrued warranty liabilities                                   16,622           16,387
--------------------------------------------------------------------------------------------
                                                                   77,873           35,215

Long-term liabilities (note 10)                                     7,723            3,881

Minority interest                                                  36,517           10,294
--------------------------------------------------------------------------------------------
                                                                  122,113           49,390
Shareholders' equity:
    Share capital (note 12)                                     1,051,811          734,165
    Accumulated deficit                                          (214,369)        (118,208)
    Cumulative translation adjustment                                (236)            -
--------------------------------------------------------------------------------------------
                                                                  837,206          615,957
--------------------------------------------------------------------------------------------

                                                              $   959,319      $   665,347
============================================================================================

Commitments and contingencies (notes 12 and 13)

See accompanying notes to consolidated financial statements.


                                                            Financial Statements
                                                            Item 6(b)3
                                                            Page 7 of 28

BALLARD POWER SYSTEMS INC.
Notes to Consolidated Financial Statements
(Tabular amounts expressed in thousands of U.S. dollars except per share amounts and number of shares)
Years ended December 31, 2001, 2000 and 1999
--------------------------------------------------------------------------------

1.  Significant accounting policies:

    (a) Description of business:

        The principal business of Ballard Power Systems Inc. (the "Company" or "Ballard") is the development and commercialization of proton exchange membrane fuel cells, fuel cell engines and sub-systems, electric drives and power electronic products. The Company's principal customers are major industrial concerns and government agencies.

    (b) Use of estimates:

        The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the amounts reported in these consolidated financial statements and notes thereto. Significant areas requiring management to make estimates include product warranty obligations, revenue recognition and recoverability of intangibles and goodwill. Actual results could differ from those estimates.

    (c) Basis of presentation:

        The consolidated financial statements of the Company have been prepared in accordance with Canadian generally accepted accounting principles ("GAAP"). Material measurement differences to United States generally accepted accounting principles are disclosed in note 17.

        The consolidated financial statements include the accounts of the Company's principal subsidiaries as follows:

    ----------------------------------------------------------------------------
                                                       Percentage ownership
                                                 -------------------------------
                                                    2001       2000       1999
    ----------------------------------------------------------------------------

        Ballard Advanced Materials Corporation      77.5%      77.5%      77.5%
        Ballard Capital Inc.                       100.0%     100.0%     100.0%
        Ballard Generation Systems Inc.             68.3%      59.5%      67.8%
        Ballard Material Products Inc. (note 3)    100.0%          -          -
        Ballard Power Corporation                  100.0%     100.0%     100.0%
        Ballard Power Systems AG (note 3)           50.1%      26.7%      26.7%
        Ballard Power Systems Corporation (note 3) 100.0%      20.9%      20.9%
    ----------------------------------------------------------------------------

        All  significant   intercompany  balances  and  transactions  have  been
        eliminated.

    (d) Cash and cash equivalents:

        Cash and cash equivalents consist of cash on deposit and highly liquid short-term interest bearing securities with maturities at the date of purchase of three months or less. Interest earned and any market value losses are recognized immediately in the statement of operations.

                                                            Financial Statements
                                                            Item 6(b)3
                                                            Page 8 of 28

BALLARD POWER SYSTEMS INC.
Notes to Consolidated Financial Statements
(Tabular amounts expressed in thousands of U.S. dollars except per share amounts and number of shares)
Years ended December 31, 2001, 2000 and 1999
--------------------------------------------------------------------------------

1. Significant accounting policies (continued):

    (e) Income taxes:

        The Company follows the asset and liability method for accounting for income taxes. Under this method, future income taxes are recognized for the future income tax consequences attributable to differences between the financial statement carrying values of assets and liabilities and their respective income tax bases (temporary differences). The resulting changes in the net future tax asset or liability are included in income. Future tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. The effect on future income tax assets and liabilities of a change in tax rates is included in income in the period that includes the substantive enactment date. Future income tax assets are evaluated and if realization is not considered to be "more likely than not", a valuation allowance is provided.

    (f) Investments:

        Short-term    investments,    all   of   which   are    categorized   as
        available-for-sale, are carried at the lower of cost and quoted market value.

        Investments in shares of companies over which the Company has the ability to exercise significant influence are accounted for by the equity method. Investments in companies where significant influence does not exist, are carried at cost.

    (g) Inventories:

        Inventories are recorded at the lower of cost and net realizable value. Costs of materials are determined on an average per unit basis. Work-in-progress and finished goods inventories include materials, labour and production overhead.

    (h) Property, plant and equipment:

        Property, plant and equipment are initially recorded at cost and are amortized from the date of acquisition or, in respect of internally constructed assets, from the time an asset is completed and ready for use, using the straight-line method over the estimated useful lives of the assets as follows:

    ----------------------------------------------------------------------------

        Building                                                  30 to 39 years
        Computer equipment                                          4 to 7 years
        Furniture and fixtures                                     5 to 10 years
        Leasehold improvements                The shorter of initial term of the
                                      respective lease and estimated useful life
        Production and test equipment                              2 to 10 years
    ----------------------------------------------------------------------------

                                                            Financial Statements
                                                            Item 6(b)3
                                                            Page 9 of 28

BALLARD POWER SYSTEMS INC.
Notes to Consolidated Financial Statements
(Tabular amounts expressed in thousands of U.S. dollars except per share amounts and number of shares)
Years ended December 31, 2001, 2000 and 1999
--------------------------------------------------------------------------------

1. Significant accounting policies (continued):

    (i) Intangible assets:

        Fuel cell technology, system and sub-system technology, in-process research and development and trade names acquired from third parties by the Company are recorded at cost and amortized using the straight-line method over their estimated useful lives of 5 to 15 years.

    (j) Goodwill:

        The excess of the purchase price of businesses acquired over the fair values assigned to identifiable assets acquired and liabilities assumed is recognized as goodwill in the Company's consolidated financial statements. Goodwill on acquisitions completed prior to July 1, 2001 is amortized, on a straight line basis over 15 years.

        On July 1, 2001, the Company adopted the Canadian Institute of Chartered Accountants' ("CICA") recommendations on business combinations. The Company has adopted this new standard prospectively. The recommendations require that all acquisitions completed after June 30, 2001 be accounted for using the purchase method. As well, goodwill recorded from an acquisition will be subject to an annual impairment test instead of being amortized over its estimated useful life. If impaired, the excess of the carrying amount over the fair value of goodwill is charged to the income statement. The Company's acquisitions completed after June 30, 2001, have been recorded under these new recommendations (note 3).

    (k) Revenue recognition:

        Revenue from long-term fixed price contracts is determined under the percentage-of-completion method where revenues are recognized on a pro-rata basis in relation to contract costs incurred. Unbilled revenues (included in accounts receivable) represents revenues earned in excess of amounts billed on uncompleted contracts. Deferred revenue represents amounts billed to, or cash received from, customers in excess of revenue recognized on uncompleted contracts. Revenue from short-term contracts is recognized at the time of shipment. Revenue from engineering services is recognized as services are rendered.

    (l) Government assistance and investment tax credits:

        Government assistance and investment tax credits are recorded as either a reduction of the cost of the applicable assets or credited in the statement of operations as determined by the terms and conditions of the agreements under which the assistance is provided to the Company or the nature of the expenditures which gave rise to the credits. Government assistance and investment tax credit receivables are recorded when their receipt is reasonably assured.

    (m) Research and product development expenditures:

        Research and product development costs are expensed as they are incurred in accordance with specific criteria as set out under Canadian generally accepted accounting principles.

                                                            Financial Statements
                                                            Item 6(b)3
                                                            Page 10 of 28

BALLARD POWER SYSTEMS INC.
Notes to Consolidated Financial Statements
(Tabular amounts expressed in thousands of U.S. dollars except per share amounts and number of shares)
Years ended December 31, 2001, 2000 and 1999
--------------------------------------------------------------------------------

1. Significant accounting policies (continued):

    (n) Patents and license agreements:

        Costs incurred in establishing and acquiring patents and license agreements are expensed in the period incurred or acquired.

    (o) Accrued warranty liabilities:

        At the time of revenue recognition, the Company provides for future warranty costs on products sold based on management's best estimates of such costs taking into account past experience and the nature of the contracts.

    (p) Employee future benefit plans:

        The Company has two defined benefit pension plans covering employees in the United States and Germany. The benefits are based on years of service and the employee's compensation level. The Company accrues its obligations under employee benefit plans and the related costs, net of plan assets. The cost of pensions earned by employees is actuarially determined using the projected benefit method prorated on service and management's best estimate of expected plan investment performance, salary escalation and retirement ages of employees. For the purpose of calculating the expected rate of return of plan assets, those assets have been valued at fair value. The excess of the net actuarial gain
        (loss) over 10% of the greater of the benefit obligation and the fair value of plan assets is amortized over the average remaining service period of active employees.

    (q) Translation of foreign currencies:

        As at December 31, 2001, the Company changed its measurement and reporting currency (note 2).

        Transactions in foreign currencies are translated at the exchange rate in effect at the transaction date. Monetary assets and liabilities denominated in other than the measurement currency are translated at the exchange rates in effect at the balance sheet date. The resulting exchange gains and losses are recognized in earnings.

        For self-sustaining foreign operations, where the Company's measurement and reporting currency is not the primary currency for measurement, the current rate method is used. As a result, assets and liabilities are translated into U.S. dollars at exchange rates in effect at the balance sheet date, and revenues and expenses are translated at average rates for the period. Unrealized translation gains and losses resulting from this translation, are accumulated in a separate component of shareholders' equity described as cumulative translation adjustment.

    (r) Share-based compensation plans:

        The Company issues shares and share options under its share-based compensation plans as described in note 12. No compensation expense is recognized for these plans when shares or share options are issued to employees. Any consideration paid by employees on exercise of share options or purchase of shares is credited to share capital.

                                                            Financial Statements
                                                            Item 6(b)3
                                                            Page 11 of 28

BALLARD POWER SYSTEMS INC.
Notes to Consolidated Financial Statements
(Tabular amounts expressed in thousands of U.S. dollars except per share amounts and number of shares)
Years ended December 31, 2001, 2000 and 1999
--------------------------------------------------------------------------------

1. Significant accounting policies (continued):

    (s) Loss per share:

        Beginning January 1, 2001, the Company retroactively adopted the CICA's new recommendations on earnings per share calculations. Under these recommendations, diluted earnings per share under Canadian GAAP is calculated using the treasury share method which is consistent with the calculation under U.S. GAAP for diluted earnings per share. In all years presented, there was no difference between the amount calculated under the two methods.

    (t) Comparative figures:

        Certain comparative figures have been reclassified to conform with the presentation adopted for the current year.

2. Change in measurement and reporting currency:

        As at December 31, 2001, the Company adopted the U.S. dollar as its primary currency of measurement and reporting. In prior years, the Company's financial statements were measured and reported in Canadian dollars. Over the past few years, and specifically with the acquisition in 2001 of Ballard Material Products, XCELLSIS AG, and Ecostar Electric Drive Systems L.L.C. in 2001, the Company's exposure to the U.S. dollar has increased significantly. Consequently, a high percentage of the cash generated and expended by the Company is in U.S. dollars. In addition, the primary currency in which Ballard raises capital is the U.S. dollar. For these reasons, the U.S. dollar best reflects the primary economic environment in which the Company operates. In accordance with Canadian GAAP, all financial statements amounts for 2001 and prior years have been translated into U.S. dollars using the exchange rate in effect at December 31, 2001 which was U.S.$1.00 equals CAN$1.5926.

        As a result of the change in the Company's currency of measurement, foreign currency risk has changed from non-Canadian dollar denominated monetary assets and liabilities to non-U.S. dollar denominated monetary assets and liabilities, and the impact of exchange rate changes relative to the U.S. dollar. The ultimate effects of the change on the Company's financial position and results of operations will only be determinable in the future based on exchange rate changes that occur in such periods.
        3. Business acquisitions (a) Acquisition of Xcellsis AG and Ecostar Electric Drive Systems L.L.C.

3.  Business acquisitions

    (a) Acquisition of Xcellsis AG and Ecostar Electric Drive Systems L.L.C.

        On November 30, 2001, the Company increased its ownership of XCELLSIS AG (subsequently changed to Ballard Power Systems AG ("BPSAG")) to 50.1% from 26.7% and its ownership of Ecostar Electric Drive Systems L.L.C (subsequently changed to Ballard Power Systems Corporation ("BPSC")) to 100% from 20.9%. The Company's additional interests in these companies were acquired from our Vehicular Alliance partners DaimlerChrysler AG ("DaimlerChrysler") and Ford Motor Company ("Ford") in exchange for shares. BPSAG is primarily engaged in the development, production and sale of proton

                                                            Financial Statements
                                                            Item 6(b)3
                                                            Page 12 of 28

BALLARD POWER SYSTEMS INC.
Notes to Consolidated Financial Statements
(Tabular amounts expressed in thousands of U.S. dollars except per share amounts and number of shares)
Years ended December 31, 2001, 2000 and 1999
--------------------------------------------------------------------------------

3.  Business acquisitions (continued):

        exchange membrane fuel cell engines and sub-systems for transportation purposes. BPSC is primarily engaged in the development, production and sale of electric drive systems for use in vehicles and power electronic products. The aggregate purchase price is estimated at $252,316,000 ($83,420,000 for BPSAG and $168,896,000 for BPSC) which includes the issuance of 10,790,311 shares valued at $235,237,000 and payments totaling $17,079,000 for estimated acquisition costs. The value of each common share issued was $21.80 which is based on the average quoted market price of the Company's common shares around the announcement date of the acquisition, being October 2, 2001.

        Included in the liabilities assumed on the acquisition of BPSAG is $4,260,000 of severance and lease termination costs relating to certain employees of BPSAG and the closure of certain buildings used by a former subsidiary of BPSAG. The termination and closure plan is expected to be completed during 2002. As at December 31, 2001 no costs have been charged against the liability recorded on acquisition.

        The Company has incurred $3,700,000 of business integration and restructuring costs associated with the acquisition of BPSAG and BPSC which have been expensed in the year. These costs consist primarily of termination benefits paid to certain Ballard employees and employee and public communication costs related to the transaction.

        The acquisition of BPSAG and BPSC has been accounted for under the purchase method with Ballard identified as the acquirer, accordingly, the results of operations of BPSAG and BPSC have been consolidated from the date of acquisition.

        In order to complete the acquisition of BPSAG in an efficient manner under German tax law, Ballard and DaimlerChrysler have entered into a forward sale agreement, whereby Ballard will acquire the remaining 49.9% interest in BPSAG on or before November 15, 2004 in exchange for 7,613,212 shares, such that Ballard ultimately will own 100% of BPSAG.

        The cost of acquisition has been allocated to the acquired assets and liabilities assumed as follows:

                                                 BPSAG        BPSC       Total
                                                 -----        ----       -----
        Current assets                         $ 17,092    $ 9,356     $ 26,448
        Property, plant and equipment            25,446     15,156       40,602
        Intangible assets                        56,748     78,177      134,925
        Goodwill                                 66,224    102,724      168,948
        ------------------------------------------------------------------------
                                                165,510    205,413      370,923
        Current liabilities                     (28,417)    (6,122)     (34,539)
        Other liabilities                        (2,173)      (925)      (3,098)
        Minority interest                       (33,273)         -      (33,273)
        ------------------------------------------------------------------------
                                                101,647    198,366      300,013
        Less: Ballard's existing equity
              investment                        (18,227)   (29,470)     (47,697)
        ------------------------------------------------------------------------
        Purchase price                         $ 83,420    $168,896    $252,316
        ========================================================================

                                                            Financial Statements
                                                            Item 6(b)3
                                                            Page 13 of 28

BALLARD POWER SYSTEMS INC.
Notes to Consolidated Financial Statements
(Tabular amounts expressed in thousands of U.S. dollars except per share amounts and number of shares)
Years ended December 31, 2001, 2000 and 1999
--------------------------------------------------------------------------------

3.  Business acquisitions (continued):

        On November 30, 2001, as part of this transaction, DaimlerChrysler and Ford purchased, by way of a private placement, 1,103,549 common shares of Ballard for $18,837,000 and 919,624 common shares of Ballard for $15,698,000, respectively, for a total investment of $34,535,000.

        On December 31, 2001, Ballard acquired the remaining 49.9% of two subsidiaries of BPSAG. The amount of goodwill resulting from this transaction was $2,663,000.

    (b) Acquisition of Ballard Material Products, Inc. ("BMP")

        On May 25, 2001, Ballard purchased the carbon products business unit of Textron Systems Inc. for cash of $13,507,000, plus estimated acquisition costs of $924,000. The purchase price allocation has been assigned to the specific assets acquired and liabilities assumed.

        The acquisition of BMP has been accounted for using the purchase method of accounting and the results of operations have been included in the financial statements since the acquisition date.

        The cost of acquisition has been allocated to the acquired assets as follows:

                Current assets                        $ 4,770
                Property,  plant and equipment          7,752
                Intangible assets                         957
                Goodwill                                1,366
                Other assets                              304
                ----------------------------------------------
                                                       15,149
                Current liabilities                      (718)
                ----------------------------------------------
                Purchase price                        $14,431
                ==============================================

    (c) Acquisition of 10.6% of Ballard Generation Systems Inc. ("BGS")

        On December 12, 2001, Ballard purchased all BGS shares owned by EBARA Corporation (EBARA) representing 10.6% of BGS's outstanding shares. The purchase price was $25,787,000 including $25,740,000 funded through the issuance of 1,233,566 common shares and $47,000 of transaction costs. The value of each common share issued is based on the average quoted market price of the Company's common shares around the announcement date of the acquisition, being October 1, 2001. The acquisition of the minority interest has been accounted for by the purchase method effective December 12, 2001, the date the purchase closed. The excess of the purchase price over the fair value of the net assets acquired is $24,286,000, of which $12,012,000 has been allocated to goodwill and
        $12,274,000   to  intangible   assets.   Upon  the  completion  of  this
        transaction, Ballard owned 68.3% of BGS and FirstEnergy Corp. ("FirstEnergy") (formerly GPU International Inc.) and ALSTOM SA (ALSTOM) owned 31.7%.

                                                            Financial Statements
                                                            Item 6(b)3
                                                            Page 14 of 28

BALLARD POWER SYSTEMS INC.
Notes to Consolidated Financial Statements
(Tabular amounts expressed in thousands of U.S. dollars except per share amounts and number of shares)
Years ended December 31, 2001, 2000 and 1999
--------------------------------------------------------------------------------

4.  Accounts receivable:

    -----------------------------------------------------------------
                                                     2001       2000
    -----------------------------------------------------------------

    Long-term contracts                            $ 1,330    $ 7,471
    Short-term contracts                            12,458      4,655
    Other                                            3,524      2,350
    -----------------------------------------------------------------
                                                   $17,312    $14,476
    =================================================================

5.  Inventories:

    -----------------------------------------------------------------
                                                     2001       2000
    -----------------------------------------------------------------

    Materials                                      $15,244    $ 5,426
    Work-in-progress                                10,361      5,188
           Finished goods                            2,441        464
    -----------------------------------------------------------------
                                                   $28,046    $11,078
    =================================================================

6.  Property, plant and equipment:

    -----------------------------------------------------------------------
                                                    Accumulated    Net book
    2001                                     Cost   depreciation     value
    -----------------------------------------------------------------------

    Land                                  $  4,803    $     -     $  4,803
    Building                                13,620      1,318       12,302
    Computer equipment                      18,492      6,168       12,324
    Furniture and fixtures                   5,527      1,966        3,561
    Leasehold improvements                  15,155      1,807       13,348
    Production and test equipment           77,771     16,417       61,354
    Deposits on production equipment         1,314          -        1,314
    -----------------------------------------------------------------------

                                          $136,682    $27,676     $109,006
    =======================================================================

    -----------------------------------------------------------------------
                                                    Accumulated    Net book
    2000                                     Cost   depreciation     value
    -----------------------------------------------------------------------

    Land                                  $ 3,583     $      -    $  3,583
    Building                                9,569          828       8,741
    Computer equipment                      8,146        4,092       4,054
    Furniture and fixtures                  3,409        1,553       1,856
    Leasehold improvements                  5,747        1,177       4,570
    Production and test equipment          38,668       10,096      28,572
    Deposits on production equipment        3,104            -       3,104
    -----------------------------------------------------------------------
                                          $72,226     $ 17,746    $ 54,480
    =======================================================================

    The deposits on manufacturing equipment are advances to external suppliers for assets under construction. These assets will be amortized over a period of 10 years once they are placed into use by the Company.

    Included in computer equipment and furniture and fixtures above are assets under capital lease at a cost of $721,000 (2000 - $721,000). Accumulated depreciation on these assets is $588,000 (2000 - $521,000).

                                                            Financial Statements
                                                            Item 6(b)3
                                                            Page 15 of 28

BALLARD POWER SYSTEMS INC.
Notes to Consolidated Financial Statements
(Tabular amounts expressed in thousands of U.S. dollars except per share amounts and number of shares)
Years ended December 31, 2001, 2000 and 1999

--------------------------------------------------------------------------------
7.  Intangible assets:
    -----------------------------------------------------------------------

                                                    Accumulated    Net book
    2001                                     Cost   depreciation     value
    -----------------------------------------------------------------------
    Fuel cell technology                  $ 35,481    $  9,976    $ 25,505
    System and sub-system technology       134,689       2,039     132,650
    In-process research and development     11,276         188      11,088
    Trade names                              1,231          21       1,210
    -----------------------------------------------------------------------
                                          $182,677    $ 12,224    $170,453
    =======================================================================

    -----------------------------------------------------------------------
    2000                                     Cost   Accumulated    Net book
                                                    depreciation     value
    -----------------------------------------------------------------------
    Fuel cell technology                  $ 34,524    $  7,675    $ 26,849
    =======================================================================

    The Company obtains protection of its intellectual property which it develops by appropriate filing for patents in Canada, the United States and other countries. Legal expenditures in 2001 of $1,965,000 (2000 - $1,199,000; 1999 - $861,000) related to such filings are included in research and product development.

8.  Investments:

    Investments are comprised of the following:

    ----------------------------------------------------------------------------
                                              2001                   2000
                                      ---------------------  -------------------
                                                 Percentage           Percentage
                                         Amount   ownership   Amount  ownership
    ----------------------------------------------------------------------------

    Ballard Power Systems AG            $     -     50.1%     $31,358    26.7%
    Ballard Power Systems Corporation         -    100.0%      31,232    20.9%
    ALSTOM Ballard GmbH                       -     49.0%         278    49.0%
    EBARA Ballard Corporation             2,829     49.0%         364    49.0%
    QuestAir Technologies Inc.           11,730      9.7%      10,465    10.0%
    MicroCoating Technologies Inc.        6,578      3.0%           -        -
    Graftech Inc.                         5,104      2.5%           -        -
    ----------------------------------------------------------------------------

                                        $26,241               $73,697
    ============================================================================

    Effective November 30, 2001, the Company increased its ownership of BPSC from 20.9% to 100% and of BPSAG from 26.7% to 50.1%. Accordingly, the results of operations of BPSAG and BPSC have been consolidated from the date of acquisition (note 3(a)). In 2001, prior to the date of these acquisitions, the Company invested cash of $4,855,000 (2000 - $11,867,000) in BPSAG and $2,246,000 (2000 - $3,002,000) in BPSC.

    ALSTOM Ballard GmbH (ALSTOM Ballard), and EBARA Ballard Corporation (EBARA Ballard) are associated companies and are accounted for using the equity method. QuestAir Technologies Inc. (QuestAir), MicroCoating Technologies Inc. (MicroCoating), and Graftech Inc. (Graftech) are not associated companies and are carried at cost.

                                                            Financial Statements
                                                            Item 6(b)3
                                                            Page 16 of 28

BALLARD POWER SYSTEMS INC.
Notes to Consolidated Financial Statements
(Tabular amounts expressed in thousands of U.S. dollars except per share amounts and number of shares)
Years ended December 31, 2001, 2000 and 1999
--------------------------------------------------------------------------------

8.  Investments (continued):

    In June 2001, Ballard entered into a development and collaboration agreement with Graftech that included Ballard acquiring 2.5% ownership interest in Graftech. The purchase was funded through the issuance of 92,685 common shares valued at $4,856,000. Included in investments are related acquisition costs of $248,000.

    In May 2001, Ballard entered into a collaboration, license and supply agreement with MicroCoating that included Ballard acquiring approximately 3% of the equity of MicroCoating on a fully diluted basis in exchange for $7,000,000. The purchase was funded by the payment of $1,900,000 in cash, and $4,000,000 through the issuance of 88,963 common shares valued at $4,482,000. A remaining cash payment of $1,100,000 will be paid upon completion of certain performance milestones. Included in the investment are related acquisition costs of $196,000.

    In March of 2001, the company made an additional investment in QuestAir of $1,265,000 in cash including acquisition costs. During 2000, the Company entered into a joint development agreement with QuestAir that included the Company acquiring a 10% interest in QuestAir, on a fully diluted basis, in exchange for $10,465,000 in cash.

    In 2001 Ballard Generation Systems (BGS) made an additional investment of $3,736,000 in EBARA BALLARD, representing Ballard's proportionate share of financing by that company's shareholders. The additional investment was satisfied through licensing to EBARA BALLARD manufacturing rights for $3,736,000. The granting of these rights resulted in a gain of $3,362,000, of which $1,565,000 representing Ballard's 49% has been deferred and will be recognized over five years. Ballard's equity interests in EBARA BALLARD continues to be 49%.

9.  Accounts payable and accrued liabilities:

    -----------------------------------------------------------------------
                                                     2001             2000
    -----------------------------------------------------------------------

    Trade accounts payable                        $17,862          $13,059
    Other liabilities                              28,067            2,163
    Wages payable                                  12,617            2,094
    Taxes payable                                     761            1,020
    -----------------------------------------------------------------------
                                                  $59,307          $18,336
    =======================================================================

10. Long-term liabilities:

    -----------------------------------------------------------------------
                                                     2001             2000
    -----------------------------------------------------------------------

    Deferred revenue                              $ 4,996          $ 3,761
    Pension liability (note 11)                     2,089                -
    Other                                             638              120
    -----------------------------------------------------------------------
                                                  $ 7,723          $ 3,881
    =======================================================================

                                                            Financial Statements
                                                            Item 6(b)3
                                                            Page 17 of 28

BALLARD POWER SYSTEMS INC.
Notes to Consolidated Financial Statements
(Tabular amounts expressed in thousands of U.S. dollars except per share amounts and number of shares)
Years ended December 31, 2001, 2000 and 1999
--------------------------------------------------------------------------------

11. Employee future benefit plans:

    The Company, through its subsidiaries acquired in 2001, maintains two defined benefit pension plans. The pension plans' benefits are based on years of service and salary levels.

    Information about the Company's defined benefit plans, in aggregate, is as follows:

    ----------------------------------------------------------------------------
                                                                     2001
    ----------------------------------------------------------------------------

    Accrued benefit obligation                                    $ 4,779
    Fair value of plan assets                                       2,500
    ----------------------------------------------------------------------------

    The accrued benefit liability as at December 31, 2001, included as part of long-term liabilities is $2,089,000. The pension expense for the year ended December 31, 2001 was $112,000.

    The significant actuarial assumptions adopted in measuring the Company's accrued benefit obligations are as follows:

    ----------------------------------------------------------------------------
                                                                     2001
    ----------------------------------------------------------------------------

    Discount rates                                                 6.50 - 7.25%
    Expected long-term rate of return on plan assets                   8.5%
    Rate of compensation increase                                      5.0%
    ----------------------------------------------------------------------------

12. Share capital:

    (a) Authorized:

           Unlimited number of common shares, voting, without par value Unlimited number of preferred shares, issuable in series 1 Class A and 1 Class B share, convertible, redeemable and non-voting

    (b) Issued:

        -------------------------------------------------------------------------------------------------
                                               2001                    2000                   1999
                                      --------------------    --------------------  ---------------------
                                        Number                   Number                 Number
                                      of shares     Amount     of shares    Amount    of shares   Amount
        -------------------------------------------------------------------------------------------------

        Common share s:
         Balance, beginning of year   89,064,938   $  734,165  83,994,153  $415,559  83,331,883  $411,922
          Issued for cash
           (net of issue costs)        2,023,173       34,535   3,293,750   299,987           -         -
          Issued for long-term
           investment                 12,205,525      270,315           -         -           -         -
          Issued for intellectual
           property                            -            -       4,779       437           -         -
          Options exercised              731,513        9,900   1,265,794    16,455     525,010     3,637
          Warrants exercised             540,000        2,896     300,000     1,727           -         -
          Share distribution
           plan (note 12(d))             212,695            -     125,363         -     137,260         -
          Share exchange
           plan (note 12(e))              36,230            -      81,099         -           -         -
        -------------------------------------------------------------------------------------------------
        Balance, end of year         104,814,074   $1,051,811  89,064,938  $734,165  83,994,153  $415,559
        =================================================================================================

                                                            Financial Statements
                                                            Item 6(b)3
                                                            Page 18 of 28

BALLARD POWER SYSTEMS INC.
Notes to Consolidated Financial Statements
(Tabular amounts expressed in thousands of U.S. dollars except per share amounts and number of shares)
Years ended December 31, 2001, 2000 and 1999
--------------------------------------------------------------------------------

12. Share capital (continued):

        -------------------------------------------------------------------------------------------------
                                               2001                    2000                   1999
                                      --------------------    --------------------  ---------------------
                                        Number                   Number                 Number
                                      of shares      Amount    of shares    Amount    of shares   Amount
        -------------------------------------------------------------------------------------------------

         Class A share:
         Balance, beginning of year           -           -            -         -            -         -
         Issued for cash
           (net of issue costs)               1           -            -         -            -         -
        -------------------------------------------------------------------------------------------------

         Balance, end of year                 1           -            -         -            -         -

        Class B share:
         Balance, beginning of year           -           -            -         -            -         -
         Issued for cash
           (net of issue costs)               1           -            -         -            -         -
        -------------------------------------------------------------------------------------------------

         Balance, end of year                 1           -            -         -            -         -

        Series 2 Preferred shares:
         Balance, beginning of year           1           -            1         -            1         -
         Redeemed                            (1)          -            -         -            -         -
        -------------------------------------------------------------------------------------------------

         Balance, end of year                 -           -            1          -           1         -

        Series 3 Preferred shares:
         Balance, beginning of year           1           -            1          -           1         -
         Redeemed                            (1)          -            -          -           -         -
        -------------------------------------------------------------------------------------------------

         Balance, end of year                 -           -            1          -           1         -
        -------------------------------------------------------------------------------------------------

        Total shares, end of year   104,814,076  $1,051,811   89,064,940  $ 734,165  83,994,155  $415,559
        =================================================================================================

    (c) Share option plans:

        The Company has four share option plans. All directors, officers, employees and consultants of the Company and its subsidiaries are eligible to participate in the share option plan. Option exercise prices are denominated in Canadian dollars but have been converted to U.S. dollars for presentation purposes.

       (i)  2000 Share Option Plan:

            At December 31, 2001, 3,591,775 options to purchase common shares were outstanding. These options, when vested under the terms of the plan, are exercisable at prices ranging between $21.47 and $120.56 per common share. An additional 2,183,050 options may be granted in future years under this plan. All options have a term of ten years from the date of grant unless otherwise determined by the board of directors. 993,700 options vest and may be exercised in the 3rd year after granting. 252,500 options vest and may be exercised in the 4th year after granting. Of the remaining options, one-third vest and may be exercised in each of the 2nd, 3rd and 4th years after granting.

                                                            Financial Statements
                                                            Item 6(b)3
                                                            Page 19 of 28

BALLARD POWER SYSTEMS INC.
Notes to Consolidated Financial Statements
(Tabular amounts expressed in thousands of U.S. dollars except per share amounts and number of shares)
Years ended December 31, 2001, 2000 and 1999
--------------------------------------------------------------------------------

12. Share capital (continued):

      (ii) 1997 Share Option Plan:

           At December 31, 2001, 2,763,764 options to purchase common shares were outstanding. These options, when vested under the terms of the plan, are exercisable at prices ranging between $21.98 and $120.56 per common share. All options permitted to be granted under this plan have been granted. However, if options are surrendered, terminated or expire without being exercised new options may be granted covering common shares not purchased under such options. All options have a term of ten years from the date of grant unless otherwise determined by the board of directors. One third of the options vest and may be exercised in each of the 2nd, 3rd and 4th years after granting.

     (iii) 1995 Share Option Plan:

           At December 31, 2001, options to purchase 609,060 common shares were outstanding and exercisable at prices ranging between $4.66 and $15.54 per common share. No additional options may be granted under this plan. All options have a term of ten years from the date of grant. One third of the options vest and may be exercised in each of the 1st, 2nd and 3rd years after granting.

     (iv)  1993 Share Option Plan:

           At December 31, 2001, options to purchase 292,830 common shares were outstanding and exercisable at prices ranging between $1.48 and $2.88 per common share. No additional options may be granted under this plan. All options have a term of eight years from the date of grant. One third of the options vest and may be exercised in each of the 1st, 2nd and 3rd years after granting.

        Share options:

-------------------------------------------------------------------------------
                                                                     Weighted
                                                     Options for     average
                                                       Common        exercise
                                                       shares         price
-------------------------------------------------------------------------------

        Balance, December 31, 1998                   4,195,304       $ 11.25
           Options granted                           1,189,450         25.88
           Options exercised                          (525,010)         6.93
           Options cancelled                           (61,002)        21.20
-------------------------------------------------------------------------------

        Balance, December 31, 1999                   4,798,742         15.22
           Options granted                           1,773,200        117.77
           Options exercised                        (1,265,794)        11.61
           Options cancelled                          (263,499)        22.57
-------------------------------------------------------------------------------

        Balance, December 31, 2000                   5,042,649         51.80
           Options granted                           3,079,650         37.70
           Options exercised                          (731,513)        12.53
           Options cancelled                          (133,357)        93.67
-------------------------------------------------------------------------------

        Balance, December 31, 2001                   7,257,429       $ 49.01
===============================================================================

                                                            Financial Statements
                                                            Item 6(b)3
                                                            Page 20 of 28

BALLARD POWER SYSTEMS INC.
Notes to Consolidated Financial Statements
(Tabular amounts expressed in thousands of U.S. dollars except per share amounts and number of shares)
Years ended December 31, 2001, 2000 and 1999
--------------------------------------------------------------------------------

12. Share capital (continued):

        The following table summarizes information about the Company's share options outstanding as at December 31, 2001:

        ---------------------------------------------------------------------------------
                      Options outstanding                            Options exercisable
        ------------------------------------------------------     ----------------------
                                         Weighted     Weighted                    Weighted
                                     average remain-   average                    average
          Range of          Number   ing contractual  exercise       Number       exercise
        exercise price   outstanding   life (years)    price       exercisable    price
        ------------------------------------------------------     ------------------------

        $ 1.48 - $  4.00     292,830       1.3        $  2.11        292,830      $  2.11
          4.01 -   10.00     603,159       4.6           5.82        603,159         5.82
         15.00 -   25.00     681,985       6.1          22.00        650,368        21.92
         25.01 -   31.50   2,158,021       8.8          26.71        527,071        25.75
         31.51 -   60.00   1,849,234       9.1          44.48         29,642        33.44
         70.00 -  120.56   1,672,200       8.2         117.60        490,067       117.20
        -----------------------------------------------------------------------------------

                           7,257,429       7.8        $ 49.01      2,593,137      $ 34.86
        ===================================================================================

    (d) Share distribution plan:

        The Company has a share distribution plan that permits the issuance of common shares for no cash consideration to employees of the Company to recognize their past contribution and encourage future contribution to the Company. At December 31, 2001, there were 340,402 (2000 - 553,097)
        shares available to be issued under this plan.

    (e) Share exchange plan:

        Under the share exchange plan, individuals who acquire shares of BGS by exercising options can exchange those shares for common shares of the Company. The exchange ratio is based upon the ratio between the exercise price of the BGS share option that was granted and the closing price of the Company's common shares on the date the BGS share option was granted. As at December 31, 2001, options to purchase 636,579 (2000 - 733,368) shares of BGS were outstanding which can be exchanged for 285,899 (2000 - 323,944) shares of the Company.

    (f) Class A and Class B shares

        In 2001, as part of the acquisition of BPSAG and BPSC the Series 2 and Series 3 Preferred shares were cancelled and replaced with Class A and Class B shares.

        (i) Class A share:

            This share is convertible,  redeemable and non-voting except for the
            right  to  elect  a  number  of   directors   based  on  the  common
            shareholdings of the Company by DaimlerChrysler.

       (ii) Class B Share:

            This share is convertible,  redeemable and non-voting except for the
            right  to  elect  a  number  of   directors   based  on  the  common
            shareholdings of the Company by Ford.

                                                            Financial Statements
                                                            Item 6(b)3
                                                            Page 21 of 28

BALLARD POWER SYSTEMS INC.
Notes to Consolidated Financial Statements
(Tabular amounts expressed in thousands of U.S. dollars except per share amounts and number of shares)
Years ended December 31, 2001, 2000 and 1999
--------------------------------------------------------------------------------

12. Share capital (continued):

    (g) Preferred shares:

        (i) Series 2 Preferred shares:

            In 1998, as part of the DaimlerChrysler/Ford/Ballard Power Systems Alliance Agreement, the Company issued one Series 2 Preferred share. This share was convertible, redeemable and non-voting except for the right to elect a number of directors based on the common shareholdings of the Company by DaimlerChrysler. This share was cancelled on November 30, 2001 as part of the BPSAG and BPSC acquisitions.

       (ii) Series 3 Preferred shares:

            In 1998, as part of the DaimlerChrysler/Ford/Ballard Power Systems Alliance Agreement, the Company issued one Series 3 Preferred share. This share was convertible, redeemable and non-voting except for the right to elect a number of directors based on the common shareholdings of the Company by Ford. This share was cancelled on November 30, 2001 as part of the BPSAG and BPSC acquisitions.

    (h) Warrants:

        The following table summarizes information regarding the Company's warrants outstanding:

        ------------------------------------------------------------------------
                                         2001            2000            1999
        ------------------------------------------------------------------------
                                        Number          Number          Number
                                     of warrants     of warrants     of warrants
        ------------------------------------------------------------------------

        Balance, beginning of year      990,000       1,290,000       1,290,000
        Exercised                      (540,000)       (300,000)              -
        ------------------------------------------------------------------------

        Balance, end of year            450,000         990,000       1,290,000
        ========================================================================

        In prior years the Company issued 1,890,000 warrants to joint development partners, of which 540,000 warrants were exercised in 2001, 300,000 warrants were exercised in 2000 and 600,000 warrants were exercised in 1998 leaving 450,000 warrants outstanding at December 31, 2001. Each warrant entitles the holder to purchase one common share of the Company upon completion of certain purchase commitments from the Company and upon payment of exercise prices of $16.34 per share before October 29, 2002.

    (i) Commitments to issue common shares.

        Ballard and DaimlerChrysler have entered into a forward sale agreement, whereby Ballard will acquire the remaining 49.9% interest in BPSAG on or before November 15, 2004 in exchange for 7,613,212 shares, such that Ballard ultimately will own 100% of BPSAG (note 3).

        Ballard has entered into an agreement by which FirstEnergy will exchange its shares in BGS in return for Ballard stock. Ballard will receive FirstEnergy's 12.6% interest in BGS in return for issuing to FirstEnergy 1,366,063 shares in Ballard. The transaction is expected to close in the first half of 2002.

                                                            Financial Statements
                                                            Item 6(b)3
                                                            Page 22 of 28

BALLARD POWER SYSTEMS INC.
Notes to Consolidated Financial Statements
(Tabular amounts expressed in thousands of U.S. dollars except per share amounts and number of shares)
Years ended December 31, 2001, 2000 and 1999
--------------------------------------------------------------------------------

13.  Commitments and contingencies:

     At December 31, 2001, the Company is committed to payments under operating leases as follows:

     -------------------------------------------------------------------------

     2002                                                $   7,124
     2003                                                    2,477
     2004                                                    1,887
     2005                                                    1,633
     2006                                                    1,106
     Thereafter                                             15,371
     -------------------------------------------------------------------------

     Total minimum lease payments                        $  29,598
     -------------------------------------------------------------------------

     The Company has agreed to pay royalties in respect of sales of commercial stationary power plants under two development programs with government agencies. The total combined royalty is limited in any year to 4% of revenue from stationary power plant sales. Under the Utilities Development Program (Phase 1) with the Governments of Canada and British Columbia, the royalty is at a rate of 4% commencing in 1998 to a maximum equal to the aggregate of the original amount of the government contribution of $6,720,000. Under the terms of the Utilities Development Program (Phase 2) with Technology Partnerships Canada ("TPC") entered into during 1997, the Company has agreed to pay a 4% royalty on future revenue from stationary power plants to a maximum of $24,067,000 in exchange for a contribution of 32% of costs incurred in the development and demonstration of a 250 kW natural gas PEM stationary power plant up to a maximum contribution of $18,435,000. The Technology Partnerships Canada royalty, on commercialization of stationary power plant utilizing technology developed under the Phase 2 program, becomes payable commencing at the later of January 1, 2001 and the earlier of January 1 of the year the Company reports a net profit after tax in its audited financial statements and five years following the commencement of sales of stationary power plants. During 2001, the Company did not claim any TPC funding. In 2000, the Company claimed TPC funding of $363,000 (1999 - $8,695,000), of which $213,000 (1999 - $3,684,000) has been credited against research and product development, $149,000 (1999 - $3,118,000) has been credited against cost of revenues, nil (1999 - $1,416,000) has been credited against capital assets, and $nil (1999 - $477,000) has been credited against inventory.

     The Company has issued a letter of credit in the amount of $871,000 related to a lease agreement for premises.

     At December 31, 2001 the Company has outstanding commitments aggregating up to a maximum of $18,142,000 (2000 - $10,276,000) relating to capital expenditures and development programs.

                                                            Financial Statements
                                                            Item 6(b)3
                                                            Page 23 of 28

BALLARD POWER SYSTEMS INC.
Notes to Consolidated Financial Statements
(Tabular amounts expressed in thousands of U.S. dollars except per share amounts and number of shares)
Years ended December 31, 2001, 2000 and 1999
--------------------------------------------------------------------------------

14. Income taxes:

    The Company's effective income tax rate differs from the combined Canadian federal and provincial statutory income tax rate for manufacturing and processing. The principal factors causing the difference are as follows:

-------------------------------------------------------------------------------------------------
                                                               2001          2000          1999
-------------------------------------------------------------------------------------------------
    Loss before income taxes                              $ (95,303)    $ (52,645)    $ (46,104)
-------------------------------------------------------------------------------------------------

    Expected tax recovery at 35.6% (2000, 1999 - 38.6%)     (33,928)       (20,321)     (17,796)

    Increase (reduction) in income taxes resulting from:
    Non-taxable gains realized for accounting purposes         (355)       (6,006)       (1,050)
    Non-deductible expenses                                     202         2,830         2,479
    Non-deductible Minority Interest                         (2,849)         (4,063)     (1,651)
    Financing costs of other years                           (1,682)       (1,967)         (636)
    Foreign tax rate differences                               (598)          (53)          (36)
    Change in tax rate                                        4,923             -             -
    Losses and other deductions for which no benefit
       has been recorded                                     31,023        26,612        20,356
    Other                                                     3,264         2,968        (1,666)
-------------------------------------------------------------------------------------------------
    Income tax expense                                            -             -             -
-------------------------------------------------------------------------------------------------
    Large Corporations Tax                                      858         1,187           480
-------------------------------------------------------------------------------------------------
    Income taxes                                                858         1,187           480
=================================================================================================

    The Company has available to carry forward the following as at December 31:
--------------------------------------------------------------------------------
                                                            2001          2000
--------------------------------------------------------------------------------

    Canadian scientific research expenditures            $191,000      $113,300
    Canadian losses from operations                        33,100         4,900
    Canadian investment tax credits                        59,700        33,200
    German losses from operations                         133,200           100
    U.S. losses from operations                            37,300         8,600
--------------------------------------------------------------------------------

    The Canadian scientific research expenditures may be carried forward indefinitely. The German losses from operations may be used to offset future taxable income in Germany and may be carried forward indefinitely. The U.S. losses from operations may be used to offset future U.S. taxable income and expire over the period from 2007 to 2021. The Canadian losses from operations may be used to offset future Canadian taxable income and expire in 2007 and 2008.

    The Canadian  investment  tax credits may be used to offset future  Canadian
    income    taxes     otherwise     payable    and    expire    as    follows:

    ----------------------------------------------------------------------------

    2003                                                                $   400
    2004                                                                    900
    2005                                                                  2,900
    2006                                                                  3,900
    2007                                                                  3,000
    2008                                                                  4,000
    2009                                                                  9,500
    2010                                                                 13,500
    2011                                                                 21,600
    ----------------------------------------------------------------------------
                                                                        $59,700
    ============================================================================

                                                            Financial Statements
                                                            Item 6(b)3
                                                            Page 24 of 28

BALLARD POWER SYSTEMS INC.
Notes to Consolidated Financial Statements
(Tabular amounts expressed in thousands of U.S. dollars except per share amounts and number of shares)
Years ended December 31, 2001, 2000 and 1999
--------------------------------------------------------------------------------

14. Income taxes (continued):

    The following sets forth the tax effect of temporary differences that give rise to future income tax assets and liabilities:

--------------------------------------------------------------------------------
                                                              2001       2000
--------------------------------------------------------------------------------

    Future income tax assets:
      Scientific research expenditures                      $ 67,997   $ 43,740
      Investment in associated companies                       1,807     10,222
      Accrued warranty liabilities                             4,366      6,326
      Share issuance costs                                     3,924      6,078
      Losses from operations carried forward                  76,210      5,373
      Non-deductible accounting allowances                     5,663      1,391
--------------------------------------------------------------------------------

    Total future income tax assets                           159,967     73,130
    Less valuation allowance:
      - Canada                                               (73,288)   (60,673)
      - U.S.                                                       -     (5,651)
      - Germany                                              (29,374)      (206)
--------------------------------------------------------------------------------
                                                            (102,662)   (66,530)
--------------------------------------------------------------------------------
    Net future income tax assets                              57,305      6,600
    Future income tax liability:
      Property, plant and equipment and intangible assets    (57,305)    (6,600)
--------------------------------------------------------------------------------
    Net future income taxes                                 $      -   $      -
================================================================================

15. Related party transactions:

    Related parties include shareholders with a significant ownership interest in the Company, together with its subsidiaries and affiliates, and the Company's equity accounted investees. The prices and terms of sales and purchase transactions with related parties are in accordance with normal trade practices.

--------------------------------------------------------------------------------
                                                                  2001     2000
--------------------------------------------------------------------------------

    Balances with related parties:
      Accounts receivable                                       $ 6,607  $11,522
      Accounts payable                                            1,955      490
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                         2001     2000     1999
--------------------------------------------------------------------------------

    Transactions during the year:
      Revenues from fuel cells, engineering services
       and related equipment                           $13,355  $19,962   $4,272
      Cost of revenues for engineering services          5,498    1,229    1,761
      Contract research and development expenditures     3,291      684      735
      Recovered administrative services                      -      122      271

--------------------------------------------------------------------------------

                                                            Financial Statements
                                                            Item 6(b)3
                                                            Page 25 of 28

BALLARD POWER SYSTEMS INC.
Notes to Consolidated Financial Statements
(Tabular amounts expressed in thousands of U.S. dollars except per share amounts and number of shares)
Years ended December 31, 2001, 2000 and 1999
--------------------------------------------------------------------------------

15.  Related party transactions (continued):

     At December 31, 2001, the Company was committed to make future research and development expenditures of $nil (2000 - $1,350,000) to a related party.

     In 2001, BGS issued additional shares to FirstEnergy and ALSTOM. The sale of the shares is accounted for as a reduction in and effective disposition of a portion of Ballard's investment in BGS and resulted in a gain for accounting purposes in 2001 of $997,000 (2000 - $15,561,000; 1999 -
     $2,721,000). This gain is included in the gain on issuance of shares by subsidiary. In 2000 part of the consideration received from ALSTOM represents a license in the amount of $5,427,000 (1999 - $1,614,000) to access manufacturing technology and know how which has been included in expenses for the period.

16.  Loss per share:

     Loss per share is calculated using the weighted average number of common shares outstanding for the year which amounted to 91,382,814 (2000 - 87,801,559; 1999 - 83,765,902). Diluted earnings per share, which has been calculated based on the treasury stock method, is the same as basic loss per share as the effect of outstanding equity items is anti-dilutive.

17. Differences between Canadian and United States accounting principles and practices:

     These consolidated financial statements have been prepared in accordance with accounting principles and practices generally accepted in Canada ("Canadian GAAP") which differ in certain respects from those principles and practices that the Company would have followed had its consolidated financial statements been prepared in accordance with accounting principles and practices generally accepted in the United States ("U.S. GAAP").

     (a) Prior to the acquisition of BPSAG, under Canadian GAAP, the Company's carrying value of its investment in BPSAG includes the value of intellectual property transferred to BPSAG. Under U.S. GAAP, this intellectual property is not recorded by BPSAG. Accordingly, under U.S. GAAP, the Company's equity in the loss of BPSAG is decreased by an amount equal to the Company's proportionate interest in amortization of the intellectual property.

          In 2001,  the Company  increased its ownership in BPSAG to 50.1% (note
          3) and commenced consolidating BPSAG instead of recording the investment under the equity method. As a result of the difference in accounting for intellectual property discussed above, under U.S. GAAP the amount of intellectual property and minority interest recognized on the acquisition of BPSAG has decreased and goodwill has increased as compared to the amounts recorded under Canadian GAAP. Accordingly, under U.S. GAAP, the amount of amortization of intangible assets is decreased.

     (b) Under Canadian GAAP, in-process research and development is amortized over its remaining useful life, which has been estimated as five years. Under U.S. GAAP, in-process research and development is written off immediately if it does not have any other alternative uses. Given the immediate write-off of the in-process research and development, there is no future income tax liability recorded for the amount.

                                                            Financial Statements
                                                            Item 6(b)3
                                                            Page 26 of 28

BALLARD POWER SYSTEMS INC.
Notes to Consolidated Financial Statements
(Tabular amounts expressed in thousands of U.S. dollars except per share amounts and number of shares)
Years ended December 31, 2001, 2000 and 1999
--------------------------------------------------------------------------------

17. Differences between Canadian and United States accounting principles and practices (continued):

     (c) Under Canadian GAAP, the adoption of the U.S. dollar as the presentation and measurement currency is implemented by translating all prior year financial statement amounts at the foreign exchange rate on December 31, 2001. Under U.S. GAAP, a change in presentation and measurement currency is implemented retroactively, such that prior period financial statements are translated under the current rate method using foreign exchange rates in effect on those dates. As a result, there is a difference in the share capital, deficit and cumulative translation adjustment amounts under U.S. GAAP as compared to Canadian GAAP.

     (d) Under Canadian GAAP, the Company has accounted for funding received in prior years under the Technology Partnerships Canada ("TPC") agreement in accordance with specific pronouncements on accounting for government assistance by reducing research and product development expenses, cost of revenues, inventory, and capital assets by the amount of the funding received. Under U.S. GAAP, there are no authoritative accounting standards addressing the various types of government assistance programs. Since the TPC funding combines the characteristics of a grant with some characteristics of a debt instrument, the Company has recorded the entire funding as long-term debt under U.S. GAAP.

     (e) Under Canadian GAAP, the Company is required to account for gains and losses on the issuance of shares by a subsidiary or other entity which the Company accounts for on an equity basis, as a component of income. Under U.S. GAAP, the effect of such dilution gains are recorded in equity, as an increase in paid-in capital rather than as income.

     (f) Under Canadian GAAP, no compensation is recorded for employee share distribution plans. Under U.S. GAAP, the Company has elected to apply the guidance set out in Accounting Principles Board Opinion No. 25,
          "Accounting for Stock Issued to Employees" (APB 25) and related interpretation in accounting for its employee share growth and options. Under APB 25, the Company's share distribution plan is deemed to be compensatory. In addition, on June 13, 2000, the shareholders approved the BGS share exchange plan (note 12(e)) which resulted in a compensatory charge to the income statement of $3,434,000 (2000 - $17,723,000). Subsequent to the approval date, the plan is accounted for as a variable option plan under U.S. GAAP.

     (g) Under Canadian GAAP, short-term investments are carried at the lower of cost and quoted market value. Under U.S. GAAP, the short-term investments are classified as available for sale and are carried at fair market value. Unrealized holding gains and losses related to the short-term instruments are reflected as a separate component of shareholders' equity.

                                                            Financial Statements
                                                            Item 6(b)3
                                                            Page 27 of 28

BALLARD POWER SYSTEMS INC.
Notes to Consolidated Financial Statements
(Tabular amounts expressed in thousands of U.S. dollars except per share amounts and number of shares)
Years ended December 31, 2001, 2000 and 1999
--------------------------------------------------------------------------------

17. Differences between Canadian and United States accounting principles and practices (continued):

     Under U.S. GAAP these differences would have been reported in the consolidated balance sheets, consolidated statements of operations and accumulated deficit and consolidated statements of cash flows as follows:

     Consolidated balance sheets:
     ---------------------------------------------------------------------------------------
                                                 2001                         2000
                                      ------------------------     -----------------------
                                       Canadian           U.S.      Canadian          U.S.
                                           GAAP           GAAP          GAAP          GAAP
     ---------------------------------------------------------------------------------------

     Current assets                    $ 467,480      $ 468,948     $ 509,254     $ 541,086
     Property, plant and equipment       109,006        110,704        54,480        60,010
     Intangible assets                   170,453        118,740        26,849        28,516
     Goodwill                            184,930        189,264             -             -
     Investments                          26,241         26,241        73,697        66,123
     Other long-term assets                1,209          1,869         1,067         5,909
     Current liabilities                  77,873         80,435        35,215        44,720
     Long-term liabilities                 7,723         26,159         3,881        23,704
     Minority interest                    36,517          9,220        10,294        10,414
     Shareholders' equity                837,206        799,952       615,957       622,806
     ---------------------------------------------------------------------------------------

     Consolidated statements of operations:
     ---------------------------------------------------------------------------------------
                                                           2001          2000         1999
     ---------------------------------------------------------------------------------------

     Loss under Canadian GAAP                          $ (96,161)    $ (53,832)   $ (46,584)
     Gain on issuance of shares by subsidiary and
       associated companies (e)                             (997)      (15,561)      (2,721)
     Cost of revenues (d)                                      -          (627)      (3,118)
     Research and product development (d)                   (324)         (576)      (4,223)
     Amortization of intangible assets (a)(b)              2,145         1,383        1,383
     Minority interest (e)(f)                                  -           489            -
     Compensatory shares (f)                              (5,485)      (13,131)      (3,652)
     Compensatory options (f)                             (3,434)      (17,723)           -
     Foreign currency translation method (c)              (2,654)       (6,734)      (4,306)
     Write off of in-process research and development (b)(11,276)            -            -
     ---------------------------------------------------------------------------------------
     Net loss under U.S. GAAP                           (118,186)     (106,312)     (63,221)
     Other comprehensive income:
       Unrealized holding gains arising during the year (g)1,267           201            -
       Cumulative translation adjustment                 (37,359)      (15,176)      17,694
     ---------------------------------------------------------------------------------------
     Comprehensive loss in accordance with U.S. GAAP   $(154,278)    $(121,287)   $ (45,527)
     ---------------------------------------------------------------------------------------
     Basic/diluted loss per share, U.S. GAAP           $   (1.29)    $   (1.21)   $   (0.54)
     ---------------------------------------------------------------------------------------


                                                            Financial Statements
                                                            Item 6(b)3
                                                            Page 28 of 28

BALLARD POWER SYSTEMS INC.
Notes to Consolidated Financial Statements
(Tabular amounts expressed in thousands of U.S. dollars except per share amounts and number of shares)
Years ended December 31, 2001, 2000 and 1999
--------------------------------------------------------------------------------

18.  Financial instruments:

     At December 31, 2001 and 2000, the fair values of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate carrying values because of the short-term nature of these instruments. Short-term investments have a fair value of $281,942,000 as at December 31, 2001 (2000 - $302,188,000). Long-term receivables are at market terms and accordingly, fair values approximate carrying values. The fair value of investments accounted on the cost basis is not practical to determine because the investment is not publicly traded.

     The Company enters into forward foreign exchange contracts to manage exposure to currency rate fluctuations. The purpose of the Company's foreign currency hedging activities is to minimize the effect of exchange rate fluctuations on business decisions and the resulting uncertainty on future financial results.

     At December 31, 2001 the Company has forward foreign exchange contracts to purchase 6,946,420 Euros. The Company would have to pay $46,000 to settle its outstanding forward exchange contracts. As these forward foreign exchange contracts qualify for accounting as hedges, gains or losses are deferred and recognized in the same period and in the same financial statement category as the gains or losses on the corresponding hedged transactions.